Registration No. 333-75328 Rule 424(b)(3)
Pricing Supplement		Pricing Supplement Number 4(b) Dated Monday, February 25, 2002
CUSIP Number	Resale Price	Gross Concession	Aggregate Principal Balance	Net Proceeds	Coupon Rate	Coupon Frequency
44181EFE3	100.000%	1.000%	$27,528,000.00	$27,252,720.00	6.000%	Monthly
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking	Moodys Rating	S & P Rating
2/15/2007	3/15/2002	$2.83	YES	Senior Unsecured Notes	A2	A

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL LLC.
Agents: A.G Edwards & Sons, Inc., Edward D. Jones & Co. L.P., Fidelity Capital Markets, First Union Securities, Merrill Lynch & Co., Morgan Stanley, Salomon Smith Barney, UBS Paine Webber,

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

Household Finance Corporation 2700 Sanders Road Prospect Heights, IL 60070

Trade Date: Monday, February 25, 2002@ 12:00 PM ET
Settlement Date: Thursday, February 28, 2002
Minimum Denomination/Increments: $1,000.00/$1,000.00
All Trade Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0262 via BNY Clearing Services, LLC
InterNotes(SM) is the service mark of Incapital, LLC.
All rights reserved.

Household Finance Corporation $3,000,000,000 HFC InterNotes Prospectus Dated 17-Jan-02 Page 1 of 1